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                                                                     EXHIBIT 4.3

                        SECOND AMENDMENT AND RESTATEMENT
                                     OF THE
              JOHN NUVEEN COMPANY 1996 EQUITY INCENTIVE AWARD PLAN

     The John Nuveen Company hereby establishes the Second Amendment and Restatement of the John Nuveen Company 1996 Equity Incentive Award Plan for the benefit of its eligible Participants (as hereinafter defined) for the purposes hereinafter set forth. The Plan permits the award of Stock Options and Restricted Stock.

                                 I. DEFINITIONS

     (a) "Affiliate" means business entity, including any corporation, including a Nuveen Subsidiary, that is a subsidiary corporation with respect to the Company.

     (b) "Award" shall mean an award of Stock Options, Restricted Stock, or any combination thereof.

     (c) "Award Agreement" means an agreement entered into between the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant.

     (d) "Beneficiary" shall mean (i) in the event of the Disability or incompetence of a Participant, the person or persons who shall have acquired on behalf of such Participant by legal proceeding or otherwise the right to receive the benefits specified under this Plan, or (ii) in the event of a Participant's death, the person, persons, trust or trusts that have been designated by such Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under this Plan, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

     (e) "Board of Directors" shall mean the Board of Directors of the Company.

     (f) "Bonus Committee" shall mean the senior executive officers of the Company selected by the Board of Directors to administer the Company's Annual Incentive Award Plan.

     (g) "Cause" shall have the meaning set forth in any employment, consulting, or other written agreement between an Employer and the Participant. If there is no employment, consulting, or other written agreement between an Employer and the Participant, or if such agreement does not define "Cause," then "Cause" shall have the meaning specified by the Committee in connection with the grant of any Award; provided, that if the Committee does not so specify, "Cause" shall mean the Participant (i) engages in illegal conduct that is injurious to the Company; (ii) engages in any act or acts of dishonesty or misconduct that result in damage to the Company or its business or reputation or that the Company reasonably determines to adversely affect the value, reliability or performance of the Participant to the Company; (iii) continuously fails to perform his or her duties to the Company (which may include any sustained and unexcused absence of the Participant from the performance of such duties, which absence has not been certified in writing as due to physical or mental illness or Disability), after a written demand for performance has been delivered to the Participant identifying the manner in which the Participant has failed to substantially perform his or her duties.
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          (h) "Change in Control" shall mean any of the following:

          (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or

          (ii) individuals who, as of the effective date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii) The approval by the shareholders of the Company of (x) a reorganization, merger or consolidation or sale, or other disposition of all or substantially all of the assets of the Company or (y) the acquisition of assets or stock of another corporation in exchange for voting securities of the Company (each of (x) and (y), a "Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly,

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     (except to the extent that such ownership existed prior to the Business
     Combination) an amount of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation representing the greater of (1) 20% thereof or (2) a percentage thereof equal to or greater than the percentage thereof held after such transaction by the persons who were the owners of the Company's Class B Common Stock prior to such transaction; and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, unless a majority of the Incumbent Board determines otherwise, no Change in Control shall be deemed to have occurred with respect to a particular Participant if the Change in Control results from actions or events in which such Participant is a participant in a capacity other than solely as an officer, employee or director of the Company.

     (i) "Class B Directors" shall mean those members of the Board of Directors that have been nominated and elected by the holders of the Class B Common Stock in accordance with the provisions of the Company's certificate of incorporation.

     (j) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (k) "Committee" shall mean a committee of the Board of Directors, the members of which are selected by and serve at the pleasure of the Board of Directors; provided, however, that the Committee shall at all times consist of at least two directors who are "outside directors" within the meaning of Section 162(m), and "nonemployee directors" within the meaning of Exchange Act Rule 16b-3. The Committee shall initially be the Compensation Committee of the Board of Directors.

     (l) "Common Stock" shall mean the Company's Class A Common Stock.

     (m) "Company" shall mean The John Nuveen Company, a Delaware corporation, and its successors.

     (n) "Consultant" means a former employee of the Company or an Affiliate, who has a continuing contractual relationship with the Company or an Affiliate.

     (o) "Deferred Dividend Equivalents" means Dividend Equivalents, the delivery of which is deferred pursuant to Section 3.3(a), together with the interest thereon specified in Section 3.3(c).

     (p) "Deferred Restricted Stock" means Restricted Stock, the delivery of which is deferred pursuant to Section 3.3(a).

     (q) "Director" means any individual who is a member of the Board of Directors.

     (r) "Disability" shall have the meaning set forth in any employment, consulting, or other written agreement between an Employer and the Participant. If there is no employment, consulting, or other written agreement between an Employer and the Participant, or if such agreement does not define "Disability," then "Disability" shall mean the inability of a Participant to perform the services normally rendered to his or her Employer due to a physical or mental impairment that can be expected to be of either permanent or indefinite


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duration, as determined by the Committee, and that results in the Participant's inability to perform his or her normal duties to the Employer.

     (s) "Dividend Equivalent" shall mean a right, provided automatically in connection with an Award of Deferred Restricted Stock, to receive on the payment date for any dividend on the Common Stock cash compensation from the Company equal to the dividend that would have been paid on such shares of Restricted Stock (or the Fair Market Value of such dividend, if such dividend would not have been paid in cash), if such shares had been issued and outstanding, fully vested and held by the Participant on the record date for payment of such dividend; provided, that if such dividend would not have been paid in cash, the Dividend Equivalent with respect thereto shall not be paid unless and until certificates evidencing the Deferred Restricted Stock with respect to which it is paid are issued to the Participant (at which time such Dividend Equivalent shall be paid together with interest thereon at the Prime Rate from the date such dividend would have been payable until the payment date for such Dividend Equivalent); and provided, further, that such payment of all Dividend Equivalents may also be deferred pursuant to the deferral election with respect to such Restricted Stock. Unless specifically provided otherwise, the term "Dividend Equivalents" includes (but is not limited to) Deferred Dividend Equivalents.

     (t) "Effective Date" of an Award shall mean the date of the grant as specified by the Committee.

     (u) "Employee" means a person employed by the Company or an Affiliate in a common law employee-employer relationship.

     (v) "Employer" shall mean the Company with respect to its employees and each Affiliate or Nuveen Subsidiary with respect to its employees.

     (w) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (x) "Exercise Price" shall mean the price at which each share of Common Stock covered by a Stock Option may be purchased.

     (y) "Fair Market Value" of a share of Common Stock shall mean the closing price of the Common Stock on the New York Stock Exchange as reported on the Composite Tape and published in The Wall Street Journal, or, if there is no trading of the Common Stock on the date in question, then the closing price of the Common Stock, as so reported and published, on the next preceding date on which there was trading in the Common Stock. "Fair Market Value" of other property shall be determined by the Committee.

     (z) "Good Reason" shall have the specific meaning set forth in any written employment or consulting, agreement between the Employer and the Participant. If the Participant is not a party to a written employment or consulting, agreement with an Employer, or if such agreement does not define "Good Reason," then the concept of "Good Reason" as used in this Plan, and rights or obligations attendant thereto, shall not apply to the Participant.

     (aa) "Non-Qualified Stock Option" or "Stock Option" shall mean a right to purchase a specified number of shares of Common Stock at a specified price, which is not intended to comply with the terms and conditions for a tax-qualified stock option as set forth in Code Section 422, as such section may be in effect from time to time.

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     (bb) "Nuveen Subsidiary" shall mean any corporation or other entity, of which 50% or more of the normal voting power for the election of directors or other managers is owned, directly or indirectly, by the Company.

     (cc) "Participant" shall mean an Employee, Consultant or a non-employee Director to whom the Committee has granted an Award under the Plan.

     (dd) "Performance Goals" shall mean performance goals established by the Committee prior to the grant of an Award based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, operating income, revenues, return on operating assets, return on equity, shareholder return (measured in terms of stock price appreciation) and/or total shareholder return (measured in terms of stock price appreciation and dividends), achievement of cost control, or stock price, in each case of the Company or a Nuveen Subsidiary, or a division or department of the Company or a Nuveen Subsidiary for or within which the Participant is primarily employed, and that are intended to qualify under Section 162(m). Such Performance Goals also may be based upon attaining specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. Such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m).

     (ee) "Plan" shall mean this Second Amendment and Restatement of the John Nuveen Company 1996 Equity Incentive Award Plan.

     (ff) "Prime Rate" shall mean the prime rate of interest as reported by Bank One, N.A. or any successor thereto, or a comparable bank selected by the Committee.

     (gg) "Restricted Stock" shall mean an award of shares of Common Stock subject to restrictions on transferability, a risk of forfeiture, and certain other terms and conditions under the Plan or specified by the Committee. The restrictions on and risk of forfeiture of Restricted Stock generally will expire on a specified date, upon the occurrence of an event and/or on an accelerated basis under certain circumstances specified in the Plan or the Award Agreement relating to the Restricted Stock. Unless specifically provided otherwise, the term "Restricted Stock" includes (but is not limited to) Deferred Restricted Stock.

     (hh) "Retirement" shall mean the retirement of a Participant from the employment of the Company or a Nuveen Subsidiary at (i) such Participant's normal retirement date upon reaching age 65, or (ii) such Participant's early retirement either (A) upon having reached that age, which, when added to his or her years of continuous service (as such term is defined under the Nuveen Employees' Retirement Plan or any successor thereto) is equal to or greater than 90, or (B) with the approval of the Committee.

     (ii) "Section 162(m)" shall mean Code Section 162(m) and the Treasury Regulations thereunder.

     (jj) "Termination of Service" shall mean a cessation of the employee-employer relationship between a Participant and an Employer (other than by reason of transfer of the employee to another Employer), a cessation of an individual's Director or Consultant relationship with the Company, or the consummation of a transaction whereby a Participant's Employer (other than the Company) ceases to be a Nuveen Subsidiary (such consummation, a "Disaffiliation Transaction"). The employment of a Participant who is on an approved leave of absence in excess of two years shall be considered terminated as of the commencement of such leave for all purposes of the Plan.

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                                  II. THE PLAN

2.1 Purposes.

     The purposes of the plan are to enable the Company and Nuveen Subsidiaries to attract and retain exceptionally qualified Employees, Consultants and non-employee Directors upon whom the sustained growth and profitability of the Company and Nuveen Subsidiaries will depend in large measure, to provide added incentive for such individuals to enhance the value of the Company for the benefit of its stockholders, and to strengthen the mutuality of interests between Participants and the Company's stockholders by providing equity-based incentive awards. The Plan is intended to achieve these purposes through the award of Stock Options and Restricted Stock.

2.2 Administration.

     (a) The Committee shall administer the Plan. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or the written consent of a majority of its members. The Committee may: (i) delegate any of its authority with respect to the Plan to any one or more of the members thereof, to the Bonus Committee, or to an officer of the Company, other than any such delegation that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or to cease to quality as "performance-based compensation" under
Section 162(m); and (ii) authorize any one or more of the Committee members, the Bonus Committee, or any officer of the Company to execute and deliver documents on behalf of the Committee. Only the Committee may award Stock Options and/or Restricted Stock under Article III. The Committee shall have the power and authority to appoint and authorize such of the Company's officers or other persons to perform such functions in the execution and administration of the Plan as the Committee shall determine from time to time. No member of the Committee or any delegatee of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder.

     (b) Subject the express provisions of the Plan, the Committee alone (and not any delegatee of the Committee) shall have the authority to select individuals for participation in the Plan, determine the types, sizes, terms and provisions of Awards (which need not be identical), modify the terms of any Award, and authorize the exchange or replacement of Awards; provided, however, that no such modification, exchange or substitution shall be to the detriment of a Participant with respect to any Award previously granted without the affected Participant's written consent, and provided, further, that in no event shall the Committee be permitted to reduce the Exercise Price of any outstanding Option or to exchange or replace an outstanding Option with a new Option with a lower Exercise Price, except pursuant to Section 4.1. Subject only to compliance with the express provisions of the Plan, the Committee may act in its sole and absolute discretion in performing the duties specifically set forth in the preceding sentence and other duties under the Plan.

     (c) The duties of the Committee or its delegatee shall also include, but shall not be limited to, making disbursements and settlements of Awards, creating trusts, and determining whether to defer or accelerate the vesting of, or the lapsing of restrictions or risk of forfeiture with respect to, Stock Options or Restricted Stock. Subject only to compliance with the express provisions of the Plan, the Committee or its delegatee may act in its sole and absolute discretion in performing the duties specifically set forth in the preceding sentence and other duties under the Plan.

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     (d) Subject to paragraph (a) above and the express provisions of the Plan, the Committee or its delegatee shall have the authority to construe and interpret the Plan and any Award Agreement, to define the terms used in the Plan and any Award Agreement, to prescribe, amend and rescind rules and regulations relating to administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee or its delegatee on the foregoing matters shall be conclusive.

     (e) Notwithstanding any other provision of the Plan, if the Committee designates an Award of Restricted Stock as being intended to qualify as "performance-based compensation" under Section 162(m), neither the Committee nor the Board of Directors shall have any power to take any action with respect to such Award, if the result would be to cause it to cease to qualify as "performance-based compensation" under Section 162(m).

2.3 Participation.

     (a) The following persons are eligible to receive Awards and participate in the Plan upon selection and approval by the Committee:

          (1) any Employee or Consultant; and

          (2) any non-employee Director or member of the board of directors of any Nuveen Subsidiary or Affiliate.

     (b) The Committee may, in its discretion, delegate to the Bonus Committee the authority to select individuals for participation in the Plan and to whom Awards may be granted, provided that such individuals are not subject to Section 16(b) of the Exchange Act. Participants shall be selected because they are in a position to have a significant impact on achieving the long-term profit and growth objectives of the Company and/or a Nuveen Subsidiary. An individual who has received Awards may, if otherwise eligible, be granted additional Awards if the Committee shall so determine, but no individual will have the right to receive an Award under the Plan, or, having received any Award, to receive a future Award. Awards granted under the Plan may be terminated or forfeited upon the occurrence of such events or in such circumstances, including at or following a Participant's Termination of Service, as the Committee shall specify.

2.4 Shares Reserved for the Plan.

     (a) Subject to adjustment as provided in Section 4.1, the total number of shares of Common Stock reserved and available for issuance in connection with Awards under the Plan shall be equal to the sum of: (i) 15,450,000 shares of Common Stock (which total includes 5,700,000 shares of Common Stock approved in 1996, the additional 5,250,000 shares of Common Stock approved in 1999 and the additional 4,500,000 shares of Common Stock approved hereunder in February of
2002); (ii) any shares of Common Stock subject to an Award under the Plan that are forfeited, canceled, settled or otherwise terminated without a distribution of Common Stock to the Participant; (iii) shares of Common Stock delivered (either actually or by attestation) to or withheld by the Company in connection with the exercise of a Stock Option awarded under the Plan at any time since its original adoption in 1996 or the Nuveen 1992 Special Incentive Plan (the "Prior Plan"), or in payment of any required income tax withholding for the exercise of a Stock Option or the vesting of Restricted Stock awarded under the Plan or the Prior Plan; and (iv) a number of shares of Common Stock equal to the number of shares of Common Stock repurchased by the Company subsequent to February 8, 2002


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in the open market or otherwise with the cash proceeds received by the Company in connection with Stock Option exercises under the Plan or the Prior Plan.

     (b) The total number of shares of Common Stock that may be issued in connection with the awards of Restricted Stock under the Plan shall not exceed 1,425,000. The maximum number of shares of Common Stock with respect to which any one Participant may be granted Awards in any one calendar year shall be 600,000 for Options and 120,000 for Restricted Stock. Except as contemplated by the provisions of Section 4.1(a) hereof, the Committee shall not increase the number of shares available for issuance in connection with Awards under the Plan or to any one individual as set forth above. In no event shall Awards be outstanding at any one time that have resulted or could result in the issuance of a number of shares of Common Stock in excess of the number then remaining reserved and available for issuance under the Plan.

     (c) Notwithstanding the foregoing, Awards granted through the assumption of, or in substitution or exchange for, similar awards in connection with the acquisition of another corporation or business entity shall not be counted for purposes of applying the above limitations on numbers of shares available for Awards generally or any particular kind of Award under the Plan.

     (d) Any shares of Common Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued shares or treasury shares.

                           III. AWARDS UNDER THE PLAN

3.1 In General; "In Lieu Awards".

     (a) Stock Options and Restricted Stock may be awarded in accordance with the provisions of the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan. Awards granted under the Plan may be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any award granted under any other plan of the Company or any Nuveen Subsidiary, or any other right of a Participant to receive payment from the Company or any Nuveen Subsidiary.

     (b) Without limiting the generality of the foregoing, the Committee may from time to time make an Award hereunder in lieu of (and the vesting of which may be contingent upon the recipient's having earned at some future period) a specified cash award under the Nuveen Executive Officer Performance Plan, the Nuveen Annual Incentive Award Plan, or any successor(s) to such plans (the "Incentive Plans"). In this event, the Committee shall establish at the time of the grant of such an "In Lieu Award" the "Fair Value" of such award, which shall be the amount by which the cash award otherwise payable to the recipient under the Incentive Plans for one or more specified plan years will be reduced (and the vesting of the In Lieu Award may be dependent upon having earned an award under the Incentive Plans at least equal to the Fair Value of the In Lieu Award). In determining "Fair Value," the Committee may take into account such factors as it deems appropriate, including but not limited to the Fair Market Value of the shares of Common Stock represented by any award, any restrictions on vesting and transferability of an award, and values calculated by option pricing models.

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     (c) After the Committee has approved the grant of an Award to a Participant and established the applicable terms and conditions of the Award applicable to such Participant, such Participant shall be given written confirmation of such Award.

     (d) Notwithstanding the following provisions of this Article III, the Board of Directors will have the authority to make Awards to non-employee Directors in the number, and in such form as the Board of Directors determines from time to time.

3.2 Stock Options.

     Subject to the terms and provisions of the Plan, the Committee may award Stock Options to any Employee, Consultant or non-employee Director in the number, and in such form as the Committee shall from time to time determine. Stock Options shall be subject to such terms, conditions, restrictions and limitations as deemed appropriate by the Committee and, in addition, to the following terms and conditions:

     (a) All Stock Options awarded under the Plan shall represent the right to purchase shares of Common Stock.

     (b) The Exercise Price for each share of Common Stock covered by a Stock Option shall be determined and fixed by the Committee and shall be set forth in such Option; provided, however, that the Exercise Price shall in no event be less than the Fair Market Value of the Common Stock on the Effective Date of the Award, and provided, further, that in no event shall the Exercise Price be less than the par value of the Common Stock.

     (c) Each Stock Option awarded under the Plan shall be evidenced by an Award Agreement to be executed between the Company and the person to whom such Option is granted, in a form that specifies the duration of the Option, the number of Shares to which the Option pertains, the manner, time, and rate of exercise and/or vesting of the Option, and such other provisions as may be determined.

     (d) The term of each Stock Option shall be not more than ten years from the Effective Date of grant, as the Committee shall determine, subject to earlier termination as provided in Section 3.2(i).

     (e) Except as otherwise provided in Section 3.2(i) or Section 4.1(b), Stock Options awarded to a Participant shall become vested and exercisable on such date or dates, and subject to such conditions, as specified by the Committee in connection with the grant thereof and set forth in the Award Agreement, which need not be the same for each Award or for each Participant. Any shares covered by an exercisable Option may be purchased at any time after they become exercisable, and prior to the final expiration of the Option.

     (f) Except as otherwise provided in a Participant's Award Agreement, during its term an Option may be exercised only by the optionee, by his or her guardian or a legal representative upon the incapacity of the optionee, or by the Beneficiary upon the death of the optionee, by giving written notice of exercise to the Company prior to expiration of the Option, specifying the number of shares to be purchased and accompanied by the payment of the aggregate Exercise Price therefor. The Committee may, in its discretion, require a Participant's guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

     (g) No partial exercise of any Option may be for less than 100 shares or the number of shares remaining subject to such Option, whichever is less.

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     (h) The aggregate Exercise Price for all shares purchased pursuant to exercise of an Option shall be paid for at the time of such purchase and prior to the delivery of said shares in United States dollars, either (i) in cash or by check, bank draft or money order payable to the order of the Company, or (ii) subject to the discretion of the Committee, through the delivery (actual or constructive) of previously acquired shares of Common Stock owned by the optionee, to the extent that such payment does not require the delivery of a fractional share of such previously acquired Common Stock, and provided that such previously acquired shares have been held by the optionee for at least six months, (iii) subject to the discretion of the Committee, through the authorization of a third party broker-dealer acceptable to the Company to sell shares of Common Stock acquired upon exercise of the Option (or a portion thereof) and remit to the Company a portion of the proceeds sufficient to pay the aggregate Exercise Price of, and the minimum amount of required income tax withholding payments relating to, such exercise, or (iv) a combination of (i),
(ii) and (iii). For purposes of the immediately preceding sentence, previously acquired shares of Common Stock shall be valued at the closing prices of the Common Stock on the New York Stock Exchange Composite Tape as of the date of exercise. Cashless exercise must meet the requirements of the Federal Reserve Board's Regulation T and any applicable securities law restrictions.

     (i) Except as otherwise specified by the Committee at the time of grant and set forth in the Award Agreement:

          (1) In the case of Options that are not In Lieu Awards, in the event of Termination of Service of an optionee from the Company or a Nuveen Subsidiary other than by reason of the optionee's death, Disability or Retirement, by the Employer without Cause, by the optionee as a result of Good Reason or as a result of a Disaffiliation Transaction, any Options previously awarded to such optionee that have not become exercisable as of the date of Termination of Service shall be forfeited, and all other Options that are exercisable but have not been exercised as of the date of Termination of Service shall be exercisable for a period of 60 days following the date of Termination of Service (but not after the expiration date of the Option) and shall, if not theretofore exercised, terminate upon the expiration of such 60-day period. If Termination of Service is by reason of the death, Disability or Retirement of the optionee, any Options not exercised as of the date of Termination of Service (including Options that are otherwise not yet exercisable) may be exercised by the optionee or the optionee's Beneficiary at any time within three (3) years after the date of Termination of Service (but not after the expiration date of the Option) to the extent of the total number of shares subject to Option. If Termination of Service is by the Employer without Cause, by the optionee as a result of Good Reason or as a result of a Disaffiliation Transaction, any Options not exercised as of the date of Termination of Service (including Options that are otherwise not yet exercisable) may be exercised by the optionee or the optionee's Beneficiary at any time within 60 days after the date of Termination of Service (but not after the expiration date of the Option) to the extent of the total number of shares subject to Option.

          (2) In the case of Options that are In Lieu Awards, in the event of Termination of Service of an optionee who is an employee of the Company or a Nuveen Subsidiary other than by reason of the optionee's death, Disability or Retirement, by the Employer without Cause, by the optionee as a result of Good Reason or as a result of a Disaffiliation Transaction, any Options previously awarded to such optionee that have not become exercisable as of the date of Termination of Service shall be forfeited, and all other Options that are exercisable but have not been exercised as of the date of Termination of Service shall be exercisable for a period of 60 days following the date of Termination of Service (but not after the expiration date of the Option) and shall, if not theretofore exercised, terminate upon the expiration of such 60-day period. If Termination of Service is by reason of the death, Disability or Retirement of the optionee, by the Employer without Cause, by the optionee as a result of Good Reason or as a result of a Disaffiliation Transaction, any Options not exercised as of the date of Termination of Service (including Options that are otherwise not yet exercisable) may be exercised by the optionee or the optionee's Beneficiary at any time until the expiration date of the Option to the extent of the total number of shares subject to Option; provided, however, that any such Options awarded after March 1999 shall in no event remain exercisable for more than five years following any such Termination of Service.

     (j) The grant and exercise of Options hereunder shall be subject to all applicable rules and regulations of governmental authorities. Each Option shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase of shares thereunder, the Company's obligation to deliver shares upon exercise shall be conditioned upon such listing, registration, qualification, consent or approval, which shall have been effected or obtained free of any conditions not acceptable to the Committee. The Committee may impose such restrictions on any Common Stock acquired through exercise of an Option as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Common Stock is then listed and/or traded, and under any blue sky or state securities laws applicable to the Common Stock.

     (k) The holder of an Option granted under this Plan shall have no rights as a stockholder with respect to any shares of Common Stock covered by such Option until the date of issuance of a stock certificate for such shares. The Company will issue, in the name of the Participant (or, if applicable, the legatee(s), executor(s), personal representative(s), or distributee(s) of a deceased Participant), stock certificates representing the total number of shares of Common Stock issuable pursuant to the exercise of any Option as soon as reasonably practicable after an exercise.

     (l) Unless an optionee could otherwise transfer shares issued upon exercise of an Option without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of grant of an Option to the date of disposition of shares issued upon exercise of the Option.

     (m) The Committee may, in its discretion, from time to time establish procedures whereby optionees may elect to defer receipt of shares of Common Stock purchased by exercise of Options.

3.3 Restricted Stock.

     (a) Subject to the terms and provisions of the Plan, the Committee may grant Awards of Restricted Stock to any Employee, Consultant or non-employee Director in the number and form, and subject to such restrictions on transferability and such other restrictions as the Committee may determine in its discretion, including without limitation the achievement of Performance Goals. If a Participant so elects in accordance with such procedures as the Committee may from time to time specify, the delivery of such Restricted Stock and, if the deferral election so specifies, of the Dividend Equivalents with respect thereto, shall be deferred until the date or dates specified in such election.

     (b) Restricted Stock other than Deferred Restricted Stock granted under the Plan shall be evidenced by one or more certificates registered in the name of the Participant and bearing an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company shall retain physical possession of such certificate, and each Participant awarded such Restricted Stock shall deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock, during the period when the Restricted Stock is nontransferable and/or subject to a risk of forfeiture, at the end of which period certificates evidencing such Restricted Stock shall be delivered to the Participant (unless such Restricted Stock has previously been forfeited pursuant to Section 3.3(e)). From the Effective Date of the Award of such Restricted Stock through the earlier of (i) the date such Restricted Stock is forfeited pursuant to Section 3.3(e) and (ii) the date certificates evidencing such Restricted Stock are delivered to the Participant, the Participant shall have all rights of a stockholder with respect to such shares, including but not limited to the right to receive all dividends and other distributions paid with respect thereto and to vote (in person or by proxy) such shares at any meeting of the stockholders of the Company; provided, that any dividend or distribution that is not payable in cash shall be subject to the same restrictions on transferability and other restrictions as the Restricted Stock with respect to which it is paid and shall be treated for all purposes of the Plan as if it were part of the Award of such Restricted Stock.

     (c) Deferred Restricted Stock shall not be issued until the date or dates that it is to be delivered to the Participant in accordance with his or her deferral election pursuant to Section 3.3(a), at which time certificates evidencing such Deferred Restricted Stock shall be delivered to the Participant (unless such Deferred Restricted Stock has previously been forfeited pursuant to Section 3.3(e)). From the Effective Date of an Award of Deferred Restricted Stock through the earlier of (A) the date such Deferred Restricted Stock is forfeited pursuant to Section 3.3(e) and (B) the date certificates evidencing such Deferred Restricted Stock are delivered to the Participant, the Participant shall be entitled to receive as compensation from the Company Dividend Equivalents with respect thereto, but shall have none of the rights of a stockholder with respect to such shares; provided, that if the deferral election made with respect to such Deferred Restricted Stock specifies that the Dividend Equivalents will be deferred, the Dividend Equivalents shall not be paid until the date or dates specified in such deferral election, at which time they shall be paid together with interest thereon at the Prime Rate from the date such Dividend Equivalents would otherwise have been paid until the actual payment date.

     (d) Neither Awards of Restricted Stock under the Plan that have not fully vested under the vesting provisions applicable thereto, nor the right to vote and receive dividends on unvested Restricted Stock that is not Deferred Restricted Stock, nor the right to receive Dividend Equivalents on Deferred Restricted Stock, may be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, and no such sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance, whether made or created by voluntary act of the Participant or of any agent of such Participant or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any of its subsidiaries, or any agent or any custodian holding certificates for such stock pursuant to the provisions of the Plan.

     (e) Unless otherwise provided by the Committee, in the event of Termination of Service of a Participant other than by reason of the Participant's death, Disability or Retirement, by the Employer without Cause, by the Participant as a result of Good Reason, or as a result of a Disaffiliation Transaction, all shares of Restricted Stock awarded to such Participant that have not fully vested on the date of Termination of Service shall be forfeited by such Participant and neither the Participant nor any successors, heirs, assigns or personal representatives of such Participant shall have any rights or interest in such shares, and the Participant's name shall be deleted from the list of the Company's stockholders with respect to such shares. If Termination of Service is by reason of the death, Disability or Retirement of the Participant, by the Employer without Cause, by the Participant as a result of Good Reason, or as a result of a Disaffiliation Transaction, all restrictions and risk of forfeiture with respect to Restricted Stock that have not fully vested on the date of Termination of Service shall lapse and all such shares of Restricted Stock shall become fully and irrevocably vested, all Deferred Restricted Stock shall be immediately delivered and all Deferred Dividend Equivalents shall be immediately paid in full to the Participant.

                              IV. OTHER PROVISIONS

4.1 Adjustments Upon Corporate Changes.

     (a) Without limiting the provisions of subsection (b) of this Section 4.1, in the event that (i) the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company upon a reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock consolidation or otherwise, or (ii) the Company makes any extraordinary distribution of cash or property on the Common Stock, the Committee shall make an appropriate and proportionate adjustment in the number and kind of shares reserved and available for issuance under the Plan, in the Restricted Stock theretofore awarded (if necessary to avoid an adverse effect on the value of such Restricted Stock), and in the number and kind of shares subject to outstanding Stock Options and the exercise price thereof.

     (b) Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the right to accelerated vesting, the lapse of restrictions or risk of forfeiture, or accelerated delivery or receipt of cash provided for herein is waived or deferred by a Participant by written notice to the Company delivered prior to the Change in Control, all restrictions and risks of forfeiture on Awards (other than those imposed by law or regulation) shall lapse, all deferral or vesting periods relating to Awards shall immediately expire, and (i) all unexercised Options shall become immediately and fully exercisable; (ii) all shares of Restricted Stock not previously vested shall vest immediately and be delivered to the Participant entitled thereto; (iii) all Deferred Restricted Stock shall be immediately delivered to the Participant entitled thereto; and (iv) all Deferred Dividend Equivalents not previously paid shall be immediately paid over to the Participant entitled thereto.

     In the event of a Change in Control that involves a purchase of Common Stock for cash, the Board of Directors can implement or negotiate a procedure whereunder all Participants' unexercised Options may be cashed out as part of the purchase transaction, without requiring exercise, for the difference between the purchase price and the Exercise Price.

     (c) The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, restriction periods and deferral periods in recognition of unusual or nonrecurring events affecting the Company or any Nuveen Subsidiary or the financial statements of the Company or any Nuveen Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that no such modification shall be made to the detriment of a Participant with respect to any Award previously granted; and provided, further, that no such modification may be made if the result would be to cause an Award that was previously qualified as "performance-based compensation" under Section 162(m) to cease to so qualify.

     (d) All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or a merger, consolidation, or otherwise.

4.2 Rights of Participants and Beneficiaries.

     (a) Nothing contained in the Plan (or in any documents evidencing an Award) shall confer upon any Participant any right to continue in the Service or employ of his or her Employer or constitute any contract or agreement of employment or Service, or interfere in any way with the right of such Employer to reduce such Participant's compensation from the rate in effect at the time of an Award or to terminate such Participant's employment or Service with or without cause, but nothing contained herein or in any document evidencing an Award shall affect any other contractual rights of a Participant. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants.

     (b) All settlements of Awards shall be made hereunder only to the Participant or his or her Beneficiary entitled thereto pursuant to the Plan. Neither the Company nor any Nuveen Subsidiary shall be liable for the debts, contracts, or engagements of any Participant or his or her Beneficiary, and rights relating to Awards under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of an Employer; nor shall any Participant or his or her Beneficiary have any right to assign, pledge or hypothecate any benefits or rights hereunder.

     (c) Except as provided in Section 3.3(b) with respect to Restricted Stock that is not Deferred Restricted Stock, no Award shall confer on any Participant any of the rights of a shareholder of the Company (including any right to receive dividends) unless and until shares of Common Stock are registered in the name of and delivered to such person in connection with such Award.

     (d) No fractional shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

4.3 Governing Law.

     To the extent not preempted by federal law, this Plan, any Award Agreement, and documents evidencing Awards or rights relating to Awards shall be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

4.4 Withholding.

     The Company shall have the right to deduct any sums that federal, state, local or foreign tax laws may require to be withheld with respect to Awards, settlement of Awards, and the payment of dividends, Dividend Equivalents and interest with respect to Awards. Subject to the rules and regulations of the Committee, this authority shall permit (but shall not obligate) the Company to withhold and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations, including tax obligations in excess of mandatory withholding requirements (but not in excess of the maximum marginal tax rate). The Company may require, as a condition to issuing or delivering shares of Common Stock or cash in settlement of Awards or as payment of dividends, Dividend Equivalents or interest with respect to Awards, that the Participant pay to the Company any sums that may be required to satisfy any applicable withholding tax, and unless otherwise determined by the Committee, the minimum withholding requirement may be settled with shares of Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, in accordance with procedures established by the Committee. The Company shall have no obligation to advise any Participant of the existence of any tax or the amount that the Company will be required to withhold.

4.5 Amendment and Termination of Plan and Awards.

     Notwithstanding anything herein to the contrary, the Board of Directors may, with the consent of a majority of the Class B Directors, at any time and from time to time, terminate or suspend the Plan or amend or modify any of its provisions and the terms and provisions of any Awards theretofore made to Participants that have not been settled; provided, however, that any such termination, suspension, amendment, or modification of the Plan shall be subject to the approval of the Company's stockholders within one year after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may be listed or quoted, and provided, further, that, without the consent of an affected Participant, no termination, suspension, amendment, or modification of the Plan or any outstanding Award may impair the rights of such Participant under any Award theretofore granted; and provided, further, that no such modification may be made if the result would be to cause an Award that was previously qualified as "performance-based compensation" under
Section 162(m) to cease to so qualify; and provided, further, that the provisions of Section 4.1(b) of the Plan shall not be amended in any respect following a Change in Control.

4.6 Unfunded Status of Awards.

     The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, shares of Common Stock, other Awards, or other property pursuant to any Award or to provide other benefits, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of any trust established under the Plan may be authorized to dispose of trust assets and reinvest proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

4.7 Restrictions on Transferability.

     Except as otherwise provided by the Committee, awards under the Plan are not transferable other than to a Beneficiary designated by the Participant in the event of a Participant's death, or by will or the laws of descent and distribution. An Award Agreement for a grant of Non-Qualified Stock Options may permit or may be amended to permit the Participant who received the Stock Option, at any time prior to the Participant's death, to assign all or any portion of the Option granted to him or her to: (A) the Participant's spouse or lineal descendants; (B) the trustee of a trust for the primary benefit of the Participant, the

Participant's spouse or lineal descendants, or any combination thereof; (C) a partnership of which the Participant, the Participant's spouse and/or lineal descendants are the only partners; (D) custodianships for lineal descendants under the Uniform Transfers to Minors Act or any other similar statute; or (E) upon the termination of a trust by the custodian or trustee thereof, or the dissolution or other termination of the family partnership or the termination of a custodianship under the Uniform Transfers to Minors Act or other similar statute, to the person or persons who, in accordance with the terms of such trust, partnership or custodianship are entitled to receive Options held in trust, partnership or custody. In such event, the spouse, lineal descendant, trustee, partnership or custodianship will be entitled to all of the Participant's rights with respect to the assigned portion of such Option, and such portion of the Option will continue to be subject to all of the terms, conditions and restrictions applicable to the Option, as set forth herein and in the related option agreement. Any such assignment will be permitted only if: (x) the Participant does not receive any consideration therefor; and (y) the assignment is expressly permitted by the applicable Award Agreement. The Committee's approval of an Award Agreement with assignment rights shall not require the Committee to include such assignment rights in an Award Agreement with any other Participant. Any such assignment shall be evidenced by an appropriate written document executed by the Participant, and the Participant shall deliver a copy thereof to the Committee on or prior to the effective date of the assignment. An assignee or transferee of a Stock Option must sign an agreement with the Company to be bound by the terms of the applicable Award Agreement.

4.8 Effective Date.

     The Plan will be effective February 8, 2002. The Committee may make Awards under the Plan at any time after the Effective Date and before the termination of the Plan. The Plan will terminate upon the earliest of (i) the tenth anniversary of the Effective Date, (ii) the tenth anniversary of the date the Company's stockholders approve the Plan, or (iii) the date on which the Board of Directors terminates the Plan in accordance with Section 4.5; provided, however, that upon Plan termination, all Awards outstanding under the Plan will continue to have full force and effect in accordance with the terms of the Award Agreement evidencing such Award.

4.9 Awards to Foreign Nationals and Employees Outside the United States.

     To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law of practice and to further the purposes of this Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

4.10 Notice.

     Any notice or other communication required or permitted under the Plan must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender's expense. Notice will be deemed given when delivered personally or, if mailed, three days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to The John Nuveen Company, 333 West Wacker Drive, Chicago, IL 60606,
Attention: General Counsel. Notice to the Participant should be sent to the address set forth on the Company's records. Either party may change the address to whom the other party must give notice under this Section by giving the other party written notice of such change, in accordance with the procedures described above.

4.11 Legal Construction.

     (a) Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.

     (b) The granting of Awards and the issuance of share and/or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

     (c) As to any individual who is, on the relevant date, an officer, director or ten percent beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.